Exhibit 99.1

UNIFY REPORTS FOURTH QUARTER AND FISCAL 2009 RESULTS

  Fiscal 2009 Net Income of $2.4 Million; EPS of $0.32
  Fiscal 2009 Non-GAAP Net Income of $3.7 Million, or $0.49 Per Share
  Cash and Cash Equivalents at $6.1 Million
  Generated Operating Cash Flow of $3.8 Million in Fiscal 2009

ROSEVILLE, Calif., – July 1, 2009 – Unify Corp. (NASDAQ: UNFY), a global provider of application development, data management, migration and integrated content archiving solutions, today announced financial results for its fourth quarter and full year ended April 30, 2009.

Fiscal Fourth Quarter Financial Results:

The Company reported total revenue for the fourth quarter of fiscal 2009 of $4.6 million, compared to $5.1 million in the fourth quarter of fiscal 2008. Software license revenue was $1.2 million, compared to $2.1 million in the fourth quarter of fiscal 2008. Services revenue was $2.8 million, compared to $2.8 million in the year ago quarter. Migration solutions revenue was $586,000, compared to $136,000 in the same quarter last year.

Gross margin for the fourth quarter was 89%, consistent with the fourth quarter of fiscal 2008. Income from operations was $139,000, compared to income from operations of $245,000 for the fourth quarter last year.

Net income was $189,000, or $0.03 per diluted share, compared to net income of $77,000, or $0.01 per share in the fourth quarter of fiscal 2008. Non-GAAP net income for the quarter was $513,000, or $0.07 per diluted share, compared to non-GAAP net income of $606,000, or $0.08 per share in the same quarter of last year.

The Company achieved positive cash flow from operations of $1.8 million in the fourth quarter. Fully diluted share count used for GAAP and non-GAAP earnings per share calculations was 7.2 million shares in the fourth quarter of fiscal 2009.

Fiscal 2009 Financial Results:

Total revenue for fiscal 2009 was $20.6 million, compared to $19.8 million in fiscal 2008. Software license revenue was $6.4 million, compared to $8.5 million last year. Services revenue was $11.7 million, compared to $11.0 million in fiscal 2008. Migration solutions revenue was $2.5 million, compared to $309,000 in the prior year.

Gross margin for fiscal 2009 was 89%, compared to 92% in fiscal 2008 as a result of the increase in migration solutions revenue which typically has a lower gross margin. Income from operations was $2.9 million, compared to income from operations of $2.7 million last year.

Net income for fiscal 2009 was $2.4 million, compared to $1.6 million in fiscal 2008. Non-GAAP net income for fiscal 2009 was $3.7 million, or $0.49 per diluted share, compared to $3.1 million, or $0.43 per diluted share in fiscal 2008.

Total cash and cash equivalents at April 30, 2009 were $6.1 million, compared to $2.7 million at April 30, 2008. Total debt at April 30, 2009 was $2.5 million, compared with $1.3 million at April 30, 2008. The Company achieved positive cash flow from operations of $3.8 million for fiscal 2009. Fully diluted share count used for GAAP and non-GAAP earnings per share calculations was 7.6 million shares for fiscal year 2009.

Business Discussion

“Our fiscal 2009 results highlight our profitable business model, even during a difficult economy,” said Todd Wille, chief executive officer of Unify. “Despite modest revenue growth for the year, we achieved greater than expected increases in net income and cash flow compared to last year.

“In our software business, the decrease in license revenue for the year was caused by a multitude of factors including an unusually large $800,000 license deal last year, a decrease of over $1 million in European revenues from the devaluation of the Euro, the challenging economic climate and continued shift in customer buying patterns back to multiple small deals versus the larger deals we experienced last year. Despite these challenges, we added 125 new customers during the year. Looking forward, we expect to acquire additional new customers in 2010 and we are excited about the major new product releases we have planned later this year.

Wille continued, “In our migration solutions business, revenue increased seven-fold year over year as a result of continued growth of Composer for Lotus Notes. During the year, we also added Oracle Forms and mainframe application solutions to our migration portfolio, which significantly expanded our addressable market opportunity. The difficult economy has delayed several projects and for other projects has become the catalyst for closing based on the project’s payback period. We ended the year with approximately $2.8 million in migration solutions bookings and we expect solid year-over-year growth in fiscal 2010 from our migration solutions portfolio as we further expand into these new markets.

“With yesterday’s closing of the AXS-One acquisition we have added another significant growth opportunity to our portfolio of products. AXS-One not only has a best in class, market leading archiving and electronic records management technology, but also the expertise and infrastructure to drive continued growth and expansion in the archiving market space. AXS-One will benefit from Unify’s financial stability, operational strength and international presence to accelerate its penetration into the rapidly growing integrated content archiving market, as well as the emerging e-mail migration market. Looking forward, we are extremely excited about fiscal 2010 and the significant opportunities for revenue growth with our migration and archiving and records management businesses,” concluded Wille.

Fiscal 2010 Financial Guidance

Unify expects GAAP revenue for fiscal 2010 to be in the range of $23.5 to $28.5 million. The Company expects non-GAAP net income for fiscal 2010 to be in the range of $2.0 million to $4.5 million. Both the GAAP revenue and non-GAAP net income have been reduced by an estimated $2.5 million in AXS-One maintenance revenues that will be eliminated in the first year of the acquisition as a result of purchase accounting.

Investor Conference Call

Unify management will host a conference call today, July 1, 2009 at 5:00 p.m. ET (2:00 p.m. PT) to review the fourth quarter and fiscal 2009 financial results. The call can be accessed by dialing (877) 941-6009 or (480) 629-9771 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.unify.com in the Investor Relations section. A replay of the call will be available approximately two hours following the end of the call through 11:59 p.m. ET on Wednesday, July 8, 2009 by dialing (800) 406-7325 or (303) 590-3030 for international callers and using the following passcode: 4098362#.

About Unify
Unify (NASDAQ: UNFY) is a global provider of application development, data management, migration and content archiving solutions. Unify’s software and services modernize and maximize the development, deployment and performance of business-critical applications and data, while providing a measurable return on investment. AXS-One's award-winning technology has been critically acclaimed as best of class and delivers digital archiving, business process management, electronic document delivery and integrated records disposition and discovery for e-mail, instant messaging, images, SAP and other corporate records. Unify is headquartered in Roseville, Calif., with offices in Rutherford, NJ, London, Munich, Calgary, Paris, and Sydney. Visit www.unify.com or email info@unify.com.

Use of Non-GAAP Financial Information

To supplement the Company's unaudited condensed consolidated financial statements presented in accordance with GAAP, Unify uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP.

For more information on these non-GAAP financial measures, please see the tables in this release captioned "Reconciliation of GAAP to Non-GAAP" which includes a reconciliation of the GAAP results to non-GAAP results.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, our ability to effectively integrate a recently acquired business, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our product and service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients' business and other factors detailed in the Company's filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

(Tables to Follow)

UNIFY CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	April 30,	April 30,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$6,147	$2,692
Accounts receivable, net	4,501	5,092
Prepaid expenses and other current assets	717	529
Total current assets	11,365	8,313

Property and equipment, net	472	346
Goodwill	6,425	5,643
Intangibles, net	2,720	2,197
Other assets, net	99	179
Total assets	$21,081	$16,678

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$685	$326
Current portion of long term debt	1,663	8
Accrued compensation and related expenses	1,178	1,661
Other accrued liabilities	905	895
Deferred revenue	5,617	6,580
Total current liabilities	10,048	9,470

Long term debt, net of current portion	837	1,334
Other long term liabilities	893	455

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock	7	7
Additional paid-in capital	69,941	68,215
Accumulated other comprehensive income (loss)	(112)	119
Accumulated deficit	(60,533)	(62,922)
Total stockholders’ equity	9,303	5,419
Total liabilities and stockholders’ equity	$21,081	$16,678

UNIFY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	April 30,		April 30,
	2009	2008	2009	2008
Revenues:
Software licenses	$1,151	$2,135	$6,436	$8,489
Services	2,819	2,802	11,688	11,027
Migration solutions	586	136	2,468	309
Total revenues	4,556	5,073	20,592	19,825

Cost of Revenues:
Software licenses	106	97	277	226
Services	232	420	1,019	1,245
Migration solutions	175	56	1,008	129
Total cost of revenues	513	573	2,304	1,600
Gross profit	4,043	4,500	18,288	18,225

Operating Expenses:
Product development	844	862	2,907	3,498
Selling, general and administrative	3,060	3,393	12,494	12,002
Total operating expenses	3,904	4,255	15,401	15,500
Income from operations	139	245	2,887	2,725
Other income (expense), net	(112)	(101)	(318)	(770)
Income before income taxes	27	144	2,569	1,955
Provision (benefit) for income taxes	(162)	67	179	324
Net income	$189	$77	$2,390	$1,631

Net income per share:
Basic	$0.03	$0.01	$0.34	$0.25
Dilutive	$0.03	$0.01	$0.32	$0.23

Shares used in computing net income per share:
Basic	7,022	6,934	6,991	6,423
Dilutive	7,210	8,000	7,582	7,105

RECONCILIATION OF GAAP TO NON-GAAP
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	April 30,		April 30,
	2009	2008	2009	2008
GAAP Net income	$189	$77	$2,390	$1,631

Amortization of intangible assets	270	163	809	770
Stock based compensation expenses	36	65	484	210
Amortization of discount on notes payable	12	25	47	199
Costs to close German office	—	276	—	276
Total adjustments to GAAP net income	318	529	1,340	1,455

Non-GAAP net income	$507	$606	$3,730	$3,086

Non-GAAP Diluted earnings per share	$0.07	$0.08	$0.49	$0.43